As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

McKESSON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3207296
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Post Street

San Francisco, California 94104

(Address, Including Zip Code, of Principal Executive Offices)

McKESSON CORPORATION DEFERRED COMPENSATION ADMINISTRATION PLAN III

McKESSON CORPORATION SUPPLEMENTAL PROFIT-SHARING INVESTMENT PLAN II

(Full Title of Plan)

John G. Saia

Associate General Counsel and Corporate Secretary

McKesson Corporation

One Post Street

San Francisco, California 94104

(415) 983-8300

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations under the:
Deferred Compensation Administration Plan III	$80,000,000	100%	$80,000,000	$8,056.00
Supplemental Profit-Sharing Investment Plan II	$20,000,000	100%	$20,000,000	$2,014.00
Total	$100,000,000		$100,000,000	$10,070.00

(1)	The General Obligations of McKesson Corporation (the “Company”) under the Company’s Deferred Compensation Administration Plan III (“DCAP III”) and Supplemental Profit-Sharing Investment Plan II (“SPSIP II”) are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of such plans.
(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed or to be filed by the Registrant with the Commission are incorporated herein by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Commission on May 5, 2016;

(b)	All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K described in (a) above; and

(c)	The description of the Company’s Common Stock set forth under the caption “Description of Capital Stock” in its registration statement on Form S-3 filed with the Commission on May 13, 2005, File No. 333-124921, together with any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereto have been sold or which deregisters all securities then remaining unsold.

Pursuant to Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein (an “Incorporated Document”) shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

The securities being registered pursuant to the Company’s DCAP III and the SPSIP II (each a “Plan,” and collectively, the (“Plans”) represent general obligations (“General Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of each plan, which are incorporated by reference as Exhibits 10.1 and 10.2 to this Registration Statement. Eligible employees of the Company (each a “Participant”) are entitled to defer receipt of certain compensation into the Plans.

Unlike tax qualified retirement accounts, assets for the payment of benefits under the Plans are not held in trust. Rather, distributions under these plans are paid from the Company’s general corporate funds, and each Participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any General Obligation.

Amounts deferred into the Plans are credited with earnings at a rate set by the Company’s Compensation Committee. The Compensation Committee determined that amounts deferred into the Plans on or after January 1, 2010 will be credited with an interest rate equal to 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service. The rate of return applicable to the amounts deferred into the Plans is subject to change at the discretion of the Compensation Committee.

The General Obligations are generally payable upon a date or dates selected by the Participant under the Plan, subject to exceptions for in-service withdrawals for an Unforeseeable Emergency (as defined in the Plan) or certain terminations of employment. The General Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant.

Participants in the SPSIP II elect whether distributions of their deferred amounts are to be made in a lump sum at separation from service or over up to ten years following separation from service. A different distribution election can be made for a separation from service due to death. Distributions under the SPSIP II are subject to ordinary income taxes.

Participants in the DCAP III may elect to defer the compensation until one or more specified dates in the future, or upon a separation from service, and may elect to take distributions in a lump sum or over up to ten years. If a participant elects to defer compensation until separation from service, separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Section 409A of the Internal Revenue Code. Distributions under the DCAP III are subject to ordinary income taxes.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities offered hereby will be passed upon by John G. Saia, Associate General Counsel and Corporate Secretary. Mr. Saia owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Company’s Amended and Restated By-Laws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the DGCL if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification rights conferred by the Company’s By-Laws are not exclusive of any other right to which such person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article VI of the Company’s Amended and Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL, as it now exists or may hereafter be amended, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

As permitted by Section 145 of the DGCL, the Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document

5.1	Opinion of John G. Saia, Associate General Counsel and Corporate Secretary of the Registrant.

10.1	McKesson Corporation Supplemental Profit Sharing Investment Plan II, as amended and restated on July 29, 2014 (Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, File No. 1-13252, filed with the Commission on October 28, 2014, is incorporated herein by reference).

10.2	McKesson Corporation Deferred Compensation Administration Plan III, as amended and restated July 29, 2014 (Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, File No. 1-13252, filed with the Commission on October 28, 2014, is incorporated herein by reference).

23.1	Consent of John G. Saia, Associate General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on September 2, 2016.

McKESSON CORPORATION

By:	/s/ John G. Saia
John G. Saia
Associate General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Saia his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on July 27, 2016.

Signature	Title

/s/ John H. Hammergren
John H. Hammergren	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ James A. Beer
James A. Beer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Erin M. Lampert
Erin M. Lampert	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Andy D. Bryant
Andy D. Bryant	Director

/s/ Wayne A. Budd.
Wayne A. Budd	Director

/s/ N. Anthony Coles, M.D.
N. Anthony Coles, M.D.	Director

/s/ M. Christine Jacobs
M. Christine Jacobs	Director

/s/ Donald R. Knauss
Donald R. Knauss	Director

/s/ Marie L. Knowles
Marie L. Knowles	Director

/s/ Edward A. Mueller
Edward A. Mueller	Director

/s/ Susan R. Salka
Susan R. Salka	Director

By:	/s/ John G. Saia
John G. Saia,
as Attorney-in-fact